EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1882 Date: March 12, 2004

Georgia-Pacific Contacts:
Media - Greg Guest
(404) 652-4739
Robin Keegan
(404) 652-4713
Investors - Meg Nollen
(404) 652-4720
Richard Perkins
(404) 652-4721
Cerberus Contact:
Richard C. Auletta
(212) 355-0400

GEORGIA-PACIFIC TO SELL BUILDING PRODUCTS DISTRIBUTION BUSINESS

            ATLANTA - Georgia-Pacific Corp. (NYSE: GP) today announced it has reached a definitive agreement to sell its building products distribution business to a new company owned by Cerberus Capital Management LP, a private, New York-based investment firm, and members of the distribution business' management team. The overall transaction is valued at approximately $810 million, which assumes $630 million of working capital at closing and includes the separate sale of the business' real estate assets for $100 million.

            Georgia-Pacific expects the transaction to result in net after-tax proceeds of approximately $780 million, which will be used to reduce debt. Actual cash proceeds could be larger or smaller depending upon working capital levels in the business at closing. The company expects to record an after-tax gain on the sale of approximately $20 million in the second quarter.

            In addition, Georgia-Pacific will enter into a five-year agreement for the distribution business to continue purchasing structural panels, lumber and other building products manufactured by
Georgia-Pacific. This agreement contains substantially similar terms as the current arrangement between Georgia-Pacific's building products manufacturing and building products distribution businesses.

All current employees of the distribution business, including the current management team led by Charles McElrea, president - building products distribution, are expected to join the new company.

Closing, which is expected to occur during the second quarter, is subject to customary conditions. Completion of the transaction is not subject to financing.

            "This agreement is yet another major step forward in reducing debt and sharpening the focus of Georgia-Pacific," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "We believe this transaction represents a fair valuation of the distribution business, is consistent with our strategy and is in our shareholders' long-term interest."

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News

            Distinct from the company's building products manufacturing segment, Georgia-Pacific's building products distribution business is the leading distributor of building products in the United States. The distribution division's 2003 net sales were $4.3 billion.

            The business employs approximately 3,400 people and operates 63 U.S.-based warehouses, plus one location in Canada, from which it distributes more than 10,000 products across 14 categories, including structural panels, hardwood plywood, roofing, insulation, metal products, lumber, paneling, vinyl siding and particleboard. These products are shipped via a fleet of 900 trucks, one of the nation's largest such fleets.

            "The building products distribution business has been a cornerstone of Georgia-Pacific for decades and these outstanding employees have built a truly world-class organization," said David J. Paterson, executive vice president and president - building products. "This new building products distribution company and our building products manufacturing business will each independently focus on their core strengths and strategies while maintaining a strong customer-supplier relationship.

            "The distribution business' separation from Georgia-Pacific will be an opportunity for it to grow and excel, while our building products manufacturing business will continue to focus on differentiating its products through branding and innovation," Paterson added. "In addition, we will remain a leading supplier to this distribution company as well as to the national home improvement retailers with which we maintain direct relationships."

Goldman, Sachs & Co. is acting as financial advisor to Georgia-Pacific in this transaction.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products, pulp and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 60,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

Headquartered in New York, Cerberus Capital Management, L.P. and its affiliated entities manage funds and accounts with capital in excess of $12 billion.

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Certain statements contained in the press release, including statements regarding the transaction with Cerberus Capital Management, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations and assumptions and are subject to risks and uncertainties, many of which are outside the control of Georgia-Pacific. Actual results could differ materially as a result of many factors, including, but not limited to, the inability of the parties to secure any required approvals or consents or otherwise to complete the transaction in a timely manner, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended January 3, 2004.